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                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                   EXHIBIT 10.17

**Confidential portions of this Exhibit have been omitted pursuant to the Rules and Regulations of the Securities and Exchange Commission. The symbol "[+++++]" has been used to identify information which is the subject of a Confidential Treatment Request.**

                             SLAG SALES AGREEMENT
                             --------------------

     THIS AGREEMENT is made as of this 10th day of July, 1997 by and between RICHARDS BAY IRON AND TITANIUM (PROPRIETARY) LIMITED, a South African corporation with offices at Richards Bay, Natal, South Africa (hereafter "RBIT"), and TIOXIDE S.A. (PTY) LIMITED, a company with an office in Umbogintwini, South Africa (hereafter, the "Buyer").

     WHEREAS in consideration for RBIT's undertaking to produce a special [+++++] titanium-bearing slag product and to supply Buyer's [+++++] for its pigment plant at Umbogintwini, South Africa with this special product, Buyer wishes to enter into an Agreement to satisfy such slag requirements [+++++] from RBIT;

     WHEREAS Buyer has equipped its pigment plant at Umbogintwini, South Africa with special facilities to enable the transportation, delivery, handling and use of the special slag product and RBIT has equipped its facility at Richards Bay, South Africa to produce, handle and ship the special slag product;

     WHEREAS RBIT agrees to sell such quantities of the special slag product as Buyer requests and Buyer agrees to fulfill from RBIT [+++++] requirements to
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                                                CONFIDENTIAL TREATMENT REQUESTED


[+++++] during the term of this Agreement, within a specified range of annual volumes;

     WHEREAS both Buyer and RBIT require long notice of any cancellation of supply or purchase of the special slag product as both parties would be required to make significant changes to their facilities and operations to produce or accept alternative products;

     NOW THEREFORE, for and in consideration of the covenants and conditions herein contained, the parties hereto agree as follows, effective January 1, 1997:

                                  ARTICLE I.

                                    SCOPE

     RBIT agrees to sell and deliver, and Buyer agrees to buy and take delivery of, a special titanium-bearing slag (hereinafter "Product"), produced at RBIT's plant at Richards Bay, Kwazulu Natal, South Africa (hereinafter "RBIT's plant"), for use at Buyer's pigment plant at Umbogintwini, South Africa (hereinafter called "Buyer's plant"), in the quantities and at the times specified herein and in accordance with the terms of this Agreement (the "Agreement").

                                  ARTICLE II.
                                  DEFINITIONS

     Unless otherwise indicated, a "ton" is a metric ton of one thousand kilograms dry weight, a "month," "quarter" and a "year" are a calendar month, a calendar

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                                                CONFIDENTIAL TREATMENT REQUESTED


quarter and a calendar year, respectively, and "dollars," "cents" and the dollar and cents signs ("$" and "c") refer to lawful money of the United States of America. "Official Samples" has the meaning given to it in Article XI and all percentages are based on dry weights. "Party" means RBIT as one party and Buyer as one party. "STEM" shall mean that Product will be available and ready for loading at the point of shipment on the date stated and in the quantity specified.

                                 ARTICLE III.
                                     TERM

A. Unless terminated earlier in accordance with provisions hereof, this Agree ment shall be for an initial term of three (3) years commencing on January 1, 1997 and ending on December 31, 1999 and shall automatically continue in full force and effect for additional periods of one (1) month each until terminated by either party giving to the other party not less than three
     (3) years prior written notice.

B. In the event either party shall become bankrupt, insolvent, commit any act of bankruptcy or insolvency, or compromise with its creditors, then the other party shall have the option, without notice or demand, to cancel this Agree ment and demand damages hereunder. The preceding rights are without prejudice to any other rights and remedies as are available to the parties hereunder or otherwise under the law.

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                                                CONFIDENTIAL TREATMENT REQUESTED


C. In the event of permanent closure of Buyer's plant, Buyer or Seller shall have the right to terminate this Agreement. If regulatory conditions prescribed by government preclude consumption of Product at Buyer's plant, both parties undertake to adapt their Product or process, as the case may be, to permit compliance with such regulations within a reasonable time, failing which Buyer or Seller shall have the right to terminate this Agreement. Buyer shall inform RBIT at the earliest opportunity of either circumstance.

                                  ARTICLE IV.
                                   QUANTITY

A. In consideration of RBIT's agreement to supply Product in such quantities as Buyer may request pursuant to Article IV.B Buyer shall [+++++].

B. Buyer shall, no later than September 30 in each year of the Agreement, advise RBIT in writing of its total requirement for Product for Buyer's plant in the coming year, subject to an annual maximum of [+++++] tons and an annual minimum amount of [+++++] tons (the "Contracted Quantity"). Such Contracted Quantity shall be binding on the parties.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                                  ARTICLE V.

                                    PRICE

A.   Basic Price
     -----------

     1. The basic price for Product of [+++++] TiO\\2\\ for [+++++] shall be [+++++] per ton, Ex Works RBIT's plant at Richards Bay (the "Basic Price"). For each successive year of the Agreement the Basic Price shall be [+++++].

     2. The term "Escalation" as it relates to this Agreement is defined as the percentage increase in the All Items, All Urban Consumer Price Index as reported in the Detailed CPI Report issued by the US Department of Labor ("AUCPI"), for the period of December to December imme diately preceding the applicable year, multiplied by the price to which such Escalation must be added. If there is no increase, or if there is a decrease in the AUCPI, Escalation shall be zero. For the year 1998, reference shall be made to the period of December 1996 to December 1997. For each subsequent year, reference shall be made to the period of December to December immediately preceding the applicable year.

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                                                CONFIDENTIAL TREATMENT REQUESTED


B.   Adjustment for TiO\\2\\ Content
     -------------------------------

     1. The Basic Prices established under this Article V. are for Product which meets the specifications set forth in Paragraphs A and B of Article IX (hereinafter the "Specifications"). If the TiO\\2\\ content of Product exceeds eighty-five percent (85%), the price shall be adjusted upwards by one-one hundred seventieth (1/170th) of the Basic Price for each whole increment of one-half percent (0.5%) by which the TiO\\2\\ content of Product exceeds eighty-five percent (85%). If the TiO\\2\\ content of Product is less than eighty-five percent (85%), the price shall be adjusted downwards by one-one hundred seventieth (1/170th) of the Basic Price for each whole decrement of one-half percent (0.5%) or part thereof by which the TiO\\2\\ content of Product is less than eighty-five percent (85%).

     2. If the insoluble TiO\\2\\ content of Product exceeds two percent (2%), the price shall be adjusted downwards by one-one hundred seventieth (1/170th) of the Basic Price for each increment of one-half percent (0.5%) or part thereof by which the insoluble TiO\\2\\ content exceeds two percent (2%).

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                                  ARTICLE VI.
                                   SHIPMENTS

     Shipments shall be made by railcars provided by Buyer. The terms and conditions of shipments shall be mutually agreed upon by the parties. Shipments shall be spread more or less evenly over the year. Cleanliness of railroad cars shall be solely Buyer's responsibility.

                                 ARTICLE VII.
                            TITLE AND RISK OF LOSS

     Title to and risk of loss in Product shall pass to Buyer upon loading on board railcars at RBIT's plant. Once the title to and risk of loss in Product has passed to Buyer, RBIT shall not be responsible for any loses or damages of any kind and howsoever arising in connection with Product or otherwise, except as expressly provided in this Agreement.

                                 ARTICLE VIII.
                             INVOICING AND PAYMENT

A.   Regular payments
     ----------------

     RBIT shall invoice buyer for shipments on a monthly basis, on the assump tion that the TiO\\2\\ content of each shipment is [+++++] and payment shall be made within fifteen (15) days of the date RBIT's invoice in South African rands converted at the spot rate of exchange for U.S. dollars as

                                       7
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                                                CONFIDENTIAL TREATMENT REQUESTED


     reported by the First National Bank Limited at the close of business on the last day of the previous month for deliveries during any month. RBIT shall accept payment from any of Buyer's affiliate companies, but Buyer shall remain primarily and separately liable for all sums due under this Agreement.

B.   Final Invoice
     -------------

     Any price adjustment which may be necessary as a result of the outcome of RBIT's analysis of the Official Sample shall be embodied in a final invoice. In the case of a debit to Buyer, the final invoice shall be presented, and payment by Buyer shall be effected, in the same manner as in
     Article VII.A above. In the case of credit to Buyer, RBIT shall remit the relevant amount to Buyer by telegraphic transfer within thirty (30) days of preparation of the final invoice.

C.   Other Invoices and Payments
     ---------------------------

     Payment of other amounts due hereunder, such as the fees referred to in
     Article XI.A, XI.B.2 and XI.B.5 herein, shall be made by Buyer to RBIT upon receipt of an invoice for such amounts.

                                  ARTICLE IX.
                                SPECIFICATIONS

A. The Product shall contain a minimum of [+++++] TiO\\2\\ by weight determined as set forth in Article XI of this Agreement.

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                                                CONFIDENTIAL TREATMENT REQUESTED


B.   The Product shall meet the following specifications:

     1. Maximum [+++++] content of [+++++] by weight;

     2. Maximum [+++++] content of [+++++] by weight;

     3. Maximum [+++++] content of [+++++] by weight;

     4. Maximum [+++++] content of [+++++] by weight;

     5. Maximum [+++++] of [+++++] and typically of [+++++] by weight.

C. The specifications set out in Article IX.A and B above shall be referred to in this Agreement as the "Specifications."

                                   ARTICLE X.
                                    WARRANTY

A. RBIT warrants that Product sold and delivered hereunder shall conform to the Specifications set forth in Article IX hereof.

B. In the event that any shipment of Product sold and delivered hereunder does not conform to the Specifications and in the event the parties are unable to agree on an equitable price adjustment, RBIT shall, at its cost and expense, remove or otherwise dispose of such non-conforming Product and replace it as soon as practicable but in any event within ninety (90) days of notification, with an equivalent quantity of Product which meets the Specifications. The obligation to remove or dispose of and replace non-conforming Product shall

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                                                CONFIDENTIAL TREATMENT REQUESTED


     not be applicable in the event Buyer fails to give notice of such non-conforming Product as provided for in Article XI.C.

     The warranty and remedy expressed in this Article X is the sole and exclusive warranty made by RBIT with respect to the product to be delivered under this Agreement. RBIT makes no other warranty, express, implied (including any warranty of merchantability or fitness for a particular purpose), statutory or otherwise.

C. RBIT shall not be responsible for any damages whatsoever, whether direct, indirect, consequential or incidental, relating directly or indirectly to the use, sale and/or resale of any product. RBIT's sole obligation in the event of sale and delivery of non-conforming product shall be that set forth in this Article X. Buyer agrees to indemnify and hold RBIT harmless from and against any claims, losses, damages, costs, expenses or liability of whatsoever nature from third parties arising out of or in connection with such use, sale and/or resale of any product.

                                  ARTICLE XI.
                   INSPECTION, WEIGHING, SAMPLING AND ANALYSIS

A.   Inspection and Weighing
     -----------------------

     1. RBIT shall determine the weight of Product by weighing the railroad car, before and after loading, on RBIT's government approved,

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                                                CONFIDENTIAL TREATMENT REQUESTED


        inspected and certified track scale. The weight so determined shall then be adjusted for moisture content and the resulting dry weight will be the final weight on which payment shall be made. The cost of weighing shall be for RBIT's account.

     2. Buyer shall be entitled, at its own expense, to verify the accuracy of the weighing equipment referred to in paragraph XI.A.1. In the event such verification reveals a weight discrepancy of more than one percent (1%), the parties shall negotiate a mutually acceptable price adjustment, failing which, the matter shall be referred to arbitration.

B.   Sampling
     --------

     1. Sampling - Each shipment of Product loaded onto railcars at RBIT's Plant at Richards Bay shall be sampled by Bureau Veritas or such other independent testing laboratory as may be agreed between Buyer and RBIT. Such independent laboratory shall take and distribute representative samples consisting of a monthly composite of individ ual shipment samples (herein called "Official Sample(s)") in accor dance with the "SATP Slag Sampling and Sample Preparation Proce dure," as set forth in Exhibit "A" Procedure "SAM 080," attached hereto and made a part hereof.

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                                                CONFIDENTIAL TREATMENT REQUESTED


     2. Lab Fees - The fees for services of such independent testing laboratory shall be borne equally by RBIT and Buyer. Buyer shall pay RBIT for Buyer's one-half of such fees within seven (7) days after receipt of an invoice therefor.

C.   Analysis
     --------

     1. Methods of Analysis - All analyses shall be made by the methods outlined in Exhibit "B" Procedure "SAM 004," Exhibit "C" Procedure "SAM 006," Exhibit "D" Procedure "SAM 008," Exhibit "E" Proce dure "SAM 001," Exhibit "G" Procedure "SAM 051," which are attached hereto and made a part hereof.

     2. Analysis by RBIT - RBIT shall analyse the Official Samples and the results of such analysis shall be provided to Buyer not later than twenty-one (21) days following the end of the month in which the shipments were made.

     3. Analysis by Buyer - Buyer may, but shall not be obligated to, analyse the Official Samples. Unless Buyer notifies RBIT, within sixty (60) days of receipt of an Official Sample, that Buyer's analysis indicates that Product fails to meet the Specifications or that the TiO\\2\\ content is more than [+++++] different from RBIT's analysis, the results of RBIT's analysis shall be final and conclusive.

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                                                CONFIDENTIAL TREATMENT REQUESTED


     4. Umpire Procedure - Should Buyer's analysis of the Official Samples indicate that Product does not meet the Specifications or that the TiO\\2\\ content of Products is more than [+++++] different from RBIT's analysis, Buyer may so advise RBIT, who will then request the independent testing laboratory referred to above to forward for analy sis its retained Official. Sample to such umpire analyst (being an independent testing laboratory) as shall be agreed to from time to time by the parties. The parties hereby agree that Inspectorate Griffith Limited, 2 Perry Road, Witham, Essex, CN8 3TU, U.K., shall be the initial umpire analyst.

     5. Settlement - The umpire's analysis as to TiO\\2\\content and that of Buyer or RBIT, whichever is in closer agreement to the umpire's analysis, shall be averaged to establish the revised analysis for the shipment. If the umpire's analysis is exactly halfway between Buyer's and RBIT's analyses, such umpire's analysis shall then be used to establish the revised analysis for the shipment. If such revised analysis results in a price adjustment in accordance with the procedures described in this Agreement, RBIT shall issue a credit or debit invoice as the case may be. If an umpire's analysis is required on any Specifications other than TiO\\2\\, the umpire's analysis

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                                                CONFIDENTIAL TREATMENT REQUESTED


        and that of Buyer or RBIT, whichever is in closer agreement to the umpire's analysis, shall be averaged as the basis for final settlement; provided, however, that if the umpire's analysis is exactly halfway between Buyer's and RBIT's analyses, the umpire's analysis shall be the basis for final settlement. If such analysis determines that Product does not meet each of such Specifications, the parties shall proceed as described in Article X of this Agreement. The cost of an umpire's analysis shall be paid by the party whose analysis varies most from umpire's analysis unless such variations are equal, whereupon, the cost shall be borne equally by the parties.

D.   Revisions of Sampling and Analytical Procedures
     -----------------------------------------------

     The procedures set forth in the Exhibits referred to in this Article XI are believed to be the most satisfactory ones now available. In the event better procedures become available, each of said Exhibits may be revised with the written approval of Buyer and RBIT.

                                 ARTICLE XII.
                                 ARBITRATION

Any dispute between RBIT and Buyer arising out of or in any way connected with this Agreement, its negotiation, performance, breach, existence or validity shall, unless settled by mutual agreement, be referred first, for conciliation and, failing

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                                                CONFIDENTIAL TREATMENT REQUESTED


settlement thereunder, for final and binding arbitration, in London, England, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be presided over by three (3) arbitrators of which RBIT shall appoint one and Buyer shall appoint another, and the two appointed arbitrators shall appoint the Chairman of the arbitral tribunal within sixty (60) days following their appointment by the parties hereto, failing which the Chairman shall be appointed by the International Court of Arbitration of the International Chamber of Commerce. The language of the arbitration shall be English.

                                 ARTICLE XIII.
                               TAXES AND DUTIES

All taxes or duties now or hereafter imposed in connection with this Agreement shall be for the sole account of Buyer.

                                 ARTICLE XIV.
                                    PATENTS
A. RBIT agrees to protect and hold Buyer harmless against any and all claims that Product in the state or form as sold under this Agreement infringes or allegedly infringes any product claims of any South African patent owned by third parties. RBIT will, at its own cost and expense, defend any and all suits which may be brought against Buyer on account of alleged infringement of such South African patent or patents, and RBIT shall pay any and all fees,

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                                                CONFIDENTIAL TREATMENT REQUESTED


     costs and damages awarded in said suits; provided, however, that the total liability for damages under this Article XIV shall in no event exceed the aggregate sales price of Product sold to buyer during the previous year in which such alleged infringement commenced.

B. RBIT's obligations pursuant to this Article XIV shall be conditional upon Buyer giving prompt notice to RBIT of any claims by third parties of any such alleged infringement and of all information available to Buyer in respect of such alleged infringement or claim.

                                  ARTICLE XV.
                                 FORCE MAJEURE

In the event of any contingency which is beyond the reasonable control of RBIT or Buyer, including, but not limited to (i) any strike, lockout, industrial dispute, difference with workmen, accident, fire, explosion, earthquake, flood, mobilization, war (whether declared or undeclared), act of any belligerent in any such war, civil commotion, riot, rebellion, revolution or blockade, (ii) any requirement, regulation, restriction, or other act of any Government, whether legal or otherwise, (iii) any inability to secure or delay in securing export licenses or import licenses, cargo space or other transportation facilities necessary for the shipment or receipt of Product or fuel or other supplies or material including ilmenite ore, water or electric power necessary for the operation of the mines and plants where Product is produced or

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                                                CONFIDENTIAL TREATMENT REQUESTED

consumed, (iv) any delay in or interruption to transportation by rail, water or otherwise, (v) any damage to or destruction of such mines or plants or any break down of plants or machinery of RBIT or Buyer, or (vi) any other contingency, excluding market conditions of any kind, which is beyond the reasonable control of RBIT or Buyer, whether or not of the nature or character hereinbefore specifically enumerated, which event delays or interferes with the performance of this Agreement or the consumption of Product (an event of "Force Majeure"), then such event shall be considered sufficient justification for delay in making shipment or delivery or taking delivery or performance hereunder (other than the payment of money), in whole or in part, until such event ceases to exist, and this Agreement shall be deemed suspended for so long as such event delays or interferes with the performance hereof, provided that prompt notice of any such event be given by the party affected to the other party. Any delay or interference which affects RBIT's supply of Product to customers shall entitle RBIT to allocate equitably any available Product among customers in its discretion.

     Anything to the contrary herein notwithstanding, if such event of Force Majeure occurs, the obligation of RBIT to sell and deliver and of Buyer to buy and to take the Contracted Quantity of Product with respect to any year shall terminate (unless otherwise agreed between the parties) at the end of the year as to quantities of Product which have not been loaded aboard Buyer's railcar at Richards Bay by the

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                                                CONFIDENTIAL TREATMENT REQUESTED


end of the year due to such event of Force Majeure. Nothing contained in this Article shall require Buyer to pay for, or RBIT to make up or compensate for, any Product not delivered due to the application of this Article XV.

                                  ARTICLE XVI.
                          DEFAULT & LIMITS OF LIABILITY

For purposes of this Article XVI, a "default" shall mean any failure by either party to make any payment or to perform any obligation under or pursuant to this Agreement for any reason other than an event of Force Majeure as defined in
Article XV. No default shall be deemed to have occurred unless the party in default shall have first been given notice of such default and shall have failed to cure such default within thirty (30) days in the event of a failure to pay and in all other events of default, within ninety (90) days after receipt of such written notice. In the event of a default arising from a breach of Buyer's duty to pay for Product delivered for the total amount of the Contracted Quantity in any particular year, RBIT shall have the right to seek damages for all loss or damage actually sustained as a direct result of the default. In addition, RBIT shall have the right (subject to Buyer's right to cure its default pursuant to this Article) to terminate this Agreement forthwith by providing notice to such effect to Buyer. Notwithstanding anything contained herein to the contrary, in no event shall Buyer be liable for consequential,

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                                                CONFIDENTIAL TREATMENT REQUESTED


indirect or special damages as a result of a default for failure to pay under this Agreement.

     In the event of any default by RBIT arising form a failure to deliver Product pursuant to this Agreement, RBIT (subject to RBIT's rights to cure its default pursuant to this Article) shall compensate Buyer for all loss or damage actually sustained as a direct result of the failure to deliver but excluding indirect, consequen tial, punitive or contingent damages of the default Buyer may suffer therewith including, but not limited to, loss of revenue or profits as a result of Buyer's inability to operate, or shut down of its operations, loss of use of equipment, or cost of substitute equipment, claims of third parties, and the like. Buyer shall not, however, be entitled to terminate its obligations to purchase Product under this Agreement.

                                 ARTICLE XVII.
                               WAIVER OF DEFAULT

Any failure by either party to give notice in writing to the other party of any breach or default in any of the terms or conditions of this Agreement shall not constitute a waiver therefor, nor shall any delay by either party in enforcing any of its rights

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                                                CONFIDENTIAL TREATMENT REQUESTED


hereunder be deemed a waiver of such rights nor shall a waiver by either party of any defaults of the other party be deemed a waiver of any other or subsequent defaults.

                                ARTICLE XVIII.
                                    NOTICE

Any notice to be given to any party under the terms of this Agreement shall be deemed to have been delivered by courier service or transmitted by telefax and subsequently confirmed by prepaid registered mail to the respective addresses or telefax numbers given below:

     TO RBIT:       Attention:        General Manager, Marketing
                    ---------

                    Richards Bay Iron and Titanium (Proprietary) Limited P.O. Box 401
                    Richards Bay
                    South Africa 3900
                    Telefax:  (27) 351 9013160

     WITH COPY TO:  Attention:  Director, Sales & Marketing,
                    ----------  Titania Slag and Rutile

                    Rio Tinto - Iron & Titanium Inc.
                    770 Sherbrooke West
                    Suite 1800
                    Montreal, Quebec
                    Canada, H3A 1G1
                    Telefax:  1 (514) 286-9336

     TO BUYER:      Attention:  Group Minerals Manager
                    ---------

                    Tioxide S.A. (Pty) Limited
                    Private Bag X 504
                    Umbogintwini, South Africa 4120
                    Telefax:  27 3194 2416

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                                                CONFIDENTIAL TREATMENT REQUESTED


or to such other address or telefax number as either party shall so designate by providing notice of such other address telefax or telex number in accordance with the provisions of this Article. All notice shall be deemed to have been received on the day of delivery, if delivered by courier service or on the day of transmission, if sent by telefax, during normal business hours (9:00 a.m to 4:00 p.m.) of the recipient, failing which, such notice shall be deemed to have been received on the next busi ness day.

                                 ARTICLE XIX.
                                  ASSIGNMENT

A. No party may assign its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not apply to assignments made to parents, subsidiaries, or related corporations, partnerships or other entities of the parties hereto, providing that the party executing this Agreement shall remain primarily responsible for performance of its obligations hereunder unless such is waived in writing by the other party. In the event of a non-agreed assignment, the party not so assigning shall have the right to terminate this Agreement by giving thirty (30) days written notice of its intent to terminate.

B. In the event of a sale by Buyer or Buyer's plant to a third party, Buyer agrees to obtain as an integral part of such sale the assumption by the purchaser of

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                                                CONFIDENTIAL TREATMENT REQUESTED


     the obligation to purchase Product from RBIT upon the same terms and conditions as in this Agreement.

                                  ARTICLE XX.
                    ENTIRE AGREEMENT; AMENDMENT, MODIFICATION

This Agreement states the entire understanding between the parties hereto with respect to the subject matter hereof, and there are no agreements or understandings, oral or written, express or implied with reference to the subject matter hereof that are not merged herein or superseded hereby. This Agreement may not be changed, modified or supplemented in any manner orally or otherwise except by an instrument in writing signed by a duly authorized representative of each of the parties hereto. The parties recognize that, for administrative purposes, documents such as purchase orders, acknowledgments, invoices and similar documents may be used during the time this Agreement is in force. In no event shall any term or condition contained in any such administrative document be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.

                                 ARTICLE XXI.
                                 GOVERNING LAW

This Agreement shall, in all respects, be governed by and construed in accordance with the laws of South Africa, to the exclusion of the United Nations Convention on the International Sale of Goods.

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                                                CONFIDENTIAL TREATMENT REQUESTED


                                  ARTICLE XXII.
                                 CONFIDENTIALITY

This Agreement and information obtained by one party from the other by virtue of this Agreement, shall remain confidential and shall not be disclosed to any third party without the prior written consent of the other party, unless such information is publicly available, or previously known to the recipient or is required to be disclosed by law.

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                                                CONFIDENTIAL TREATMENT REQUESTED


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives, as of the day and year first above written.

RICHARDS BAY IRON AND TITANIUM                    TIOXIDE S.A. (PTY) LIMITED
(PROPRIETARY) LIMITED

By:     /s/B.J. Grierson                         By:      /s/ D.M. Callon
        ----------------                                  ---------------
Name:   B.J. Grierson                            Name:    D.M. Callon

Title:  Chairman                                 Title:   Managing Director

                                       24